Exhibit 99.1

DATE: July 27, 2004

FROM:	FOR:
The Carideo Group, Inc. 1250 One Financial Plaza 120 South Sixth Street Minneapolis, Minnesota 55415	J.L. French Automotive Castings, Inc. 4508 IDS Center Minneapolis, Minnesota 55402

Tony Carideo (612) 317-2880	Anthony A. Barone (920) 458-7724

FOR IMMEDIATE RELEASE

J.L. FRENCH AUTOMOTIVE CASTINGS, INC. ANNOUNCES
SECOND-QUARTER RESULTS

     MINNEAPOLIS, July 27, 2004 — J.L. French Automotive Castings, Inc. today announced revenues for its second quarter ended June 30, 2004 of $140.0 million, an increase of 5.3 percent compared with revenues of $133.0 million in the 2003 period.

     Operating income before restructuring and impairment charges totaled $16.0 million compared to $12.8 million in the prior-year quarter, a 25.0 percent increase. Earnings before interest, taxes, depreciation and amortization (EBITDA) before restructuring and impairment charges increased 11.4 percent to $27.3 million from $24.5 million in the second quarter of 2003. During the second quarter of 2004, the company recorded restructuring and impairment charges of $1.7 million, which represents costs related to the closure of facilities in Grandville, MI, and the United Kingdom.

     For the first half of 2004, revenues were $287.1 million, an increase of $10.5 million compared to the 2003 period. EBITDA before restructuring and impairment charges increased 10.5 percent to $56.0 million from $50.7 million in the first half of 2003. Interest expense decreased $0.7 million from $37.2 million in the first half of 2003 to $36.5 million. During the first six months of 2004, the company recorded restructuring and impairment charges of $3.3 million, which represents $2.1 million in costs related to the closure of facilities in Grandville, MI, and the United Kingdom, and a $1.2 million non-cash charge to reduce the carrying value of the Grandville facility to estimated fair value.

     On July 14, 2004, the company announced a tender offer to acquire its outstanding 11.5 percent senior subordinated notes. The tender offer is being commenced in connection with a refinancing of the company’s current senior credit facility and an offering of $165 million of preferred equity. The tender offer expires on August 10, 2004.

About J.L. French Automotive Castings, Inc.

     J.L. French Automotive Castings, Inc., a privately held automotive supplier, is a leading global designer and manufacturer of highly engineered aluminum die cast automotive parts including oil pans, engine front covers and transmission cases. The company has manufacturing facilities in Sheboygan, WI; Glasgow, KY; Benton Harbor, MI; San Andres de Echevarria, Spain; Saltillo, Mexico; as well as three plants in the United Kingdom. The company is based in Sheboygan, WI, and has its corporate office in Minneapolis, MN.

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to (i) unanticipated difficulties servicing the level of indebtedness at the company or achieving compliance with debt covenants, (ii) costs or operational difficulties related to integrating the operations of the acquired entities with those of the company being greater than expected; (iii) labor disputes involving the company or its significant customers, (iv) risks associated with conducting business in foreign countries, and (v) general economic or business conditions affecting the automotive industry, either nationally or regionally, being less favorable than expected.

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The following table reconciles the reported net loss to operating income before restructuring and impairment charges and EBITDA before restructuring and impairment charges for the three and six months ended June 30, 2004 and 2003:

	Three months ended		Six months ended
(In thousands)	June 30,		June 30,
	2004	2003	2004	2003
Net loss	$(3,829)	$(3,716)	$(6,915)	$(9,276)
Provision (benefit) for income taxes	(205)	29	350	97
Restructuring and impairment charges	1,721	(58)	3,253	(58)
Interest expense	18,343	18,810	36,490	37,187
Other income	—	(2,313)	—	(617)

Operating income before restructuring and impairment charges (1)	16,030	12,752	33,178	27,333
Depreciation and amortization	11,309	11,731	22,844	23,330

EBITDA before restructuring and impairment charges (1)	$27,339	$24,483	$56,022	$50,663

(1)	Operating income before restructuring and impairment charges and EBITDA before restructuring and impairment charges do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by accounting principles generally accepted in the United States of America, or GAAP, and our calculations thereof may not be comparable to that reported by other companies. EBITDA before restructuring and impairment charges is included in this press release because it is a basis upon which we assess our liquidity position and because certain covenants in our borrowing arrangements are tied to similar measures. We also believe that it is widely accepted that EBITDA provides useful information regarding a company’s ability to service and/or incur indebtedness. This belief is based on our negotiations with our lenders who have indicated that the amount of indebtedness we will be permitted to incur will be based, in part, on our EBITDA. EBITDA before restructuring and impairment charges does not take into account our working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use.

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J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands — unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Sales	$140,049	$132,963	$287,101	$276,584
Cost of sales	120,469	116,453	246,718	241,415

Gross profit	19,580	16,510	40,383	35,169

Selling, general and administrative expenses	3,550	3,758	7,205	7,836
Restructuring and impairment charges	1,721	(58)	3,253	(58)

Operating income	14,309	12,810	29,925	27,391

Cash interest expense	15,259	14,525	30,284	28,980
Non-cash interest expense	3,084	4,285	6,206	8,207

Interest expense	18,343	18,810	36,490	37,187

Other income	—	(2,313)	—	(617)

Loss before income taxes	(4,034)	(3,687)	(6,565)	(9,179)

Provision (benefit) for income taxes	(205)	29	350	97

Net loss	$(3,829)	$(3,716)	$(6,915)	$(9,276)

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J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands — unaudited)

	June 30,	December 31,
	2004	2003
Assets

Current assets:
Cash and cash equivalents	$788	$1,497
Accounts receivable, net	50,695	46,550
Inventories	34,802	32,623
Assets held for sale	3,516	4,677
Other current assets	12,251	12,742

Total current assets	102,052	98,089

Property, plant and equipment, net	244,552	251,993
Other assets, net	15,184	16,599

	$361,788	$366,681

Liabilities and Stockholders’ Deficit

Current liabilities:

Accounts payable	$47,628	$52,332
Accrued liabilities	32,025	33,485
Current portion of long-term debt	21,780	23,333

Total current liabilities	101,433	109,150

Long-term debt, net of current portion	429,840	419,192
Subordinated notes	175,000	175,000
Other noncurrent liabilities	20,225	21,680

Total liabilities	726,498	725,022

Redeemable common stock	60,000	60,000

Stockholders’ deficit:
Common stock	1	1
Additional paid-in capital	87,072	87,144
Accumulated deficit	(510,937)	(504,022)
Accumulated other comprehensive loss	(846)	(1,464)

Total stockholders’ deficit	(424,710)	(418,341)

	$361,788	$366,681

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